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                                                                    EXHIBIT 11.1

SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(OOO'S EXCEPT PER SHARE DATA)

                                         DECEMBER 31, 1997   DECEMBER 31, 1996
                                         ------------------  ------------------

Net income (loss)                             $(1,135)             $  302)
                                              =======              ======
Weighted average common shares                  4,430               3,767
Common equivalent shares:
Dilutive Stock options                             --                  --
Dilutive Warrants                                  --                  --
Common and common equivalent shares             4,430               3,767
                                              =======              ======
Earnings (loss) per common and common
      equivalent share                        $ (0.26)             $(0.08)
                                              =======              ======